Exhibit 10.1

Second Amendment To Agreement AND PLAN OF MERGER

THIS SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”), dated as of May 13, 2023, is made and entered into by and among MedTech Acquisition Corporation, a Delaware corporation (“Acquiror”), MTAC Merger Sub, Inc., a Delaware corporation and direct, wholly owned subsidiary of Acquiror (“Merger Sub”), and TriSalus Life Sciences, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement (as defined below).

RECITALS

A.            WHEREAS, Acquiror, Merger Sub and the Company are parties to that certain Agreement and Plan of Merger, dated as of November 11, 2022, as amended pursuant to that certain First Amendment to Agreement and Plan of Merger, dated as of April 4, 2023 (as amended, the “Merger Agreement”);

B.            WHEREAS, Section 12.10 of the Merger Agreement provides that the Merger Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as the Merger Agreement and which makes reference to the Merger Agreement; and

C.            WHEREAS, Acquiror, Merger Sub and the Company desire to amend the Merger Agreement pursuant to Section 12.10 thereof as set forth in this Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual agreements, covenants and other promises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, Acquiror, Merger Sub and the Company hereby agree as follows:

1.            AMENDMENT TO SECTION 1.01 OF THE MERGER AGREEMENT. The definition of “Available Closing Acquiror Cash” shall be amended and restated to read as follows:

“Available Closing Acquiror Cash” means an amount equal to, as of the Effective Time, the sum of (i) all amounts in the Trust Account (after reduction for the aggregate amount of payments required to be made in connection with the Acquiror Stockholder Redemption), plus (ii) the amount funded at or prior to the Closing in the Future PIPE Investment (after reduction for the aggregate amount of payments required to be made in connection with the payment of PIPE Investor Reimbursable Expenses, if any), plus (iii) the aggregate amounts contractually committed to be funded following the Closing pursuant to the terms and conditions of Future PIPE Investment (subject to, and assuming for these purposes, the satisfaction or waiver of the conditions to the investor’s obligation to fund such amounts as set forth in the definitive agreements entered into in connection with the applicable Future PIPE Investment); provided that for purposes of this clause (iii), “Available Closing Acquiror Cash” shall not include amounts that may be receivable following the Closing pursuant to the exercise of any post-Closing greenshoe or other investor-held option to purchase securities of the Acquiror to the extent that the exercise of such greenshoe or option is in the investor’s sole discretion and such right was granted to such investor in the definitive agreements entered into in connection with such Future PIPE Investment, minus (iv) the Acquiror Transaction Expenses (which such amount shall not exceed the Acquiror Transaction Expenses Cap).

2.            AMENDMENT TO SECTION 9.10 OF THE MERGER AGREEMENT. Section 9.10 of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

“Section 9.10            Extensions.  Acquiror may seek an additional extension during the Interim Period (the “Extension”) of its last date under the Acquiror Certificate of Incorporation to consummate a Business Combination by seeking Acquiror Stockholder Approval necessary to file an amendment to the Acquiror Certificate of Incorporation in accordance with its terms and by providing written notice thereof to the Company, for an additional period to consummate a Business Combination ending no later than September 22, 2023 (the “Final Outside Date”).”

3.            AMENDMENT TO SECTION 10.03(f) OF THE MERGER AGREEMENT. Section 10.03(f) of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

“(f)         Available Closing Acquiror Cash.  The Available Closing Acquiror Cash shall not be less than $35,000,000.”

4.            AMENDMENT TO SECTION 12.05(c) OF THE MERGER AGREEMENT. The first sentence of Section 12.05(c) of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

“(c)         Notwithstanding the foregoing, the Acquiror and the Company each agree that (i) Acquiror and the Company will split evenly, and each shall be responsible for fifty percent (50%) of, all filing fees and expenses under any applicable Antitrust Laws, including the fees and expenses relating to any pre-merger notification required the HSR Act (“Antitrust Expenses”), (ii) Acquiror and the Company will split evenly, and each shall be responsible for, fifty percent (50%) of the preparation and filing of the applicable proxy materials and the holding of the stockholder meeting to approve the Extension as contemplated by Section 9.10 (such amounts described in foregoing clause (ii), the “Extension Costs”), and (iii) to the extent the Acquiror’s stockholders approve the Extension, Acquiror and the Company will split evenly, and each shall be responsible for, fifty percent (50%) of the Monthly Extension Amount to be placed each month into the Trust Account with Continental Stock Transfer & Trust Company (the aggregate of such amounts described in foregoing clause (iii), the “Extension Expenses”), with such amounts to be for the benefit of the holders of unredeemed shares of Acquiror Class A Common Stock upon redemption or liquidation of the Acquiror in accordance with the Acquiror’s Amended and Restated Certificate of Incorporation, and shall be payable by the Sponsor and the Company between the 22nd and 29th of each month (or a portion thereof) from December 2022 through September 2023 (provided, however, that the Company’s first payment pursuant to this clause (iii) shall be made on or about December 7, 2022, concurrently with the Sponsor’s execution of the Extension Note and promptly following the Acquiror’s written notice to the Company thereof), up until the earlier of (A) the date on which this Agreement is validly terminated in accordance with its terms and (B) the Effective Date.”

5.            NO FURTHER AMENDMENT; EFFECT OF AMENDMENT. This Amendment shall be deemed incorporated into, and form a part of, the Merger Agreement and have the same legal validity and effect as the Merger Agreement. Except as expressly and specifically amended hereby, the Merger Agreement is not otherwise being amended, modified or supplemented and all terms and provisions of the Merger Agreement are and shall remain in full force and effect in accordance with its terms, and all references to the Merger Agreement in this Amendment and in any ancillary agreements or documents delivered in connection with the Merger Agreement shall hereafter refer to the Merger Agreement as amended by this Amendment, and as it may hereafter be further amended or restated.

6.            REFERENCES TO THE MERGER AGREEMENT. Once this Amendment becomes effective, each reference in the Merger Agreement to “this Agreement,” “herein,” “hereof,” “hereunder” or words of similar import shall hereafter be deemed to refer to the Merger Agreement as amended hereby (except that references in the Merger Agreement to “as of the date hereof” or “as of the date of this Agreement” or words of similar import shall continue to mean November 11, 2022).

7.            COMPANY ACKNOWLEDGMENT. The Company acknowledges and agrees that (a) neither the amendment to the Acquiror Certificate of Incorporation, in substantially the form attached as Exhibit A to this Amendment, nor (b) any redemption of Acquiror Class A Common Stock in connection with the Acquiror stockholder meeting to approve the Extension in accordance with Section 9.10 and the Acquiror Organizational Documents, nor (c) any issuance of shares of Acquiror Class A Common Stock upon conversion of a commensurate number of shares of Acquiror Class B Common Stock in accordance with the Acquiror Certificate of Incorporation, as so amended, shall constitute an inaccuracy in any of the representations and warranties made by Acquiror Parties pursuant to Article VI of the Agreement, and by executing below, the Company consents to (x) the amendment to the Acquiror Certificate of Incorporation, in substantially the form attached as Exhibit A to this Amendment, (y) to the redemption of shares of Acquiror Class A Common Stock in connection with the Acquiror Stockholder meeting to approve the Extension pursuant to Section 8.01 of the Agreement and (z) any issuance of shares of Acquiror Class A Common Stock upon conversion of a commensurate number of shares of Acquiror Class B Common Stock in accordance with the Acquiror Certificate of Incorporation, as so amended. In furtherance of the foregoing, each of the parties hereby affirms, agrees and acknowledges that the redemption of Acquiror Class A Common Stock made in connection with the Acquiror stockholder meeting to approve the Extension in accordance with Section 9.10 and the Acquiror Organizational Documents shall neither be deemed to constitute, nor be taken into account in determining whether there has been or will be, an “Acquiror Material Adverse Effect” for purposes of the Merger Agreement, as amended hereby.

8.            OTHER CHANGES. The Merger Agreement is hereby amended, mutatis mutandis, in any additional way as may be necessary to further the intent set forth in this Amendment.

9.            COUNTERPARTS. This Amendment may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. This Amendment may be executed by electronic transmission, each of which shall be deemed an original.

10.          HEADINGS. The bold-faced headings contained in this Amendment are for convenience of reference only, shall not be deemed to be a part of this Amendment and shall not be referred to in connection with the construction or interpretation of this Amendment.

11.          GOVERNING LAW. This Amendment, and all claims or causes of action based upon, arising out of, or related to this Amendment, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

[Signature page follows]

IN WITNESS WHEREOF, the parties listed below, by their duly authorized representatives, have executed this Amendment as of the date first written above.

MEDTECH ACQUISITION CORPORATION

By:	/s/ Christopher Dewey
Name:	Christopher Dewey
Title:	Chief Executive Officer

MTAC MERGER SUB, INC.

By:	/s/ Christopher Dewey
Name:	Christopher Dewey
Title:	Chief Executive Officer

TRISALUS LIFE SCIENCES, INC.

By:	/s/ Mary Szela
Name:	Mary Szela
Title:	CEO and President

(Signature Page to Second Amendment to Agreement and Plan of Merger)

Exhibit A

PROPOSED AMENDMENTS
TO THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
MEDTECH ACQUISITION CORPORATION

Pursuant to Section 242 of the
Delaware General Corporation Law

MedTech Acquisition Corporation (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, does hereby certify as follows:

1.	The name of the Corporation is MedTech Acquisition Corporation. The Corporation’s Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on September 11, 2020 (the “Original Certificate”). An Amended and Restated Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on December 17, 2020 and was subsequently amended by the filing of the Amendment to the Amended and Restated Certificate of Incorporation filed on December 12, 2022 (as amended, the “Amended and Restated Certificate of Incorporation”).

2.	This Second Amendment to the Amended and Restated Certificate of Incorporation amends the Amended and Restated Certificate of Incorporation of the Corporation.

3.	This Second Amendment to the Amended and Restated Certificate of Incorporation was (i) duly adopted by the affirmative vote of the holders of 65% of the stock entitled to vote at a meeting of stockholders in regards to amendments to Sections 4.3(b)(i), 9.1(b), 9.2(a), 9.2(e), 9.2(f), 9.4, and 9.7, and (ii) duly adopted by the affirmative vote of (x) a majority of the holders of the outstanding common stock voting together as a single class, (y) a majority of the outstanding Class B common stock voting as a separate class and (z) a majority of the holders of the outstanding Class A common stock voting as a separate class, in regards to the amendment to Section 4.1 at a meeting of stockholders in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”).

4.	The text of Section 4.1 of Article IV is hereby amended and restated to read in full as follows:

4.1 Authorized Capital Stock. The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is 111,000,000 shares, consisting of (a) 110,000,000 shares of common stock (the “Common Stock”), including (i) 100,000,000 shares of Class A Common Stock (the “Class A Common Stock”), and (ii) 10,000,000 shares of Class B Common Stock (the “Class B Common Stock”), and (b) 1,000,000 shares of preferred stock (the “Preferred Stock”). The number of authorized shares of Class A Common Stock or Preferred Stock, or any series thereof, may be increased or decreased (but not below the number of shares thereof then outstanding plus, if applicable, the number of shares of Class A Common Stock or Preferred Stock or such series, as applicable, reserved for issuance) by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of stock of the Corporation entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto) and without a separate vote of the holders of the Class A Common Stock or the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to this Amended and Restated Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock). The holders of Class B Common Stock are entitled to vote as a separate class to increase the authorized number of shares of Class B Common Stock.

5.	The text of Section 4.3(b)(i) of Article IV is hereby amended and restated to read in full as follows:

Shares of Class B Common Stock shall be convertible into shares of Class A Common Stock on a one-for-one basis (the “Initial Conversion Ratio”) automatically upon the closing of the Business Combination or at any time prior to the closing of the Business Combination at the option of the holder of such shares of Class B Common Stock.

6.	The text of Section 9.1(b) of Article IX is hereby amended and restated to read in full as follows:

(b) Immediately after the Offering, a certain amount of the net offering proceeds received by the Corporation in the Offering (including the proceeds of any exercise of the underwriters’ over-allotment option) and certain other amounts specified in the Corporation’s registration statement on Form S-1, as initially filed with the U.S. Securities and Exchange Commission (the “SEC”) on November 30, 2020, as amended (the “Registration Statement”), shall be deposited in a trust account (the “Trust Account”), established for the benefit of the Public Stockholders (as defined below) pursuant to a trust agreement described in the Registration Statement. Except for the withdrawal of interest to pay taxes (less up to $100,000 of interest to pay dissolution expenses), none of the funds held in the Trust Account (including the interest earned on the funds held in the Trust Account) will be released from the Trust Account until the earliest to occur of (i) the completion of the initial Business Combination, (ii) the redemption of 100% of the Offering Shares (as defined below) if the Corporation is unable to complete its initial Business Combination by September 22, 2023 (or, if the Office of the Delaware Division of Corporations shall not be open for a full business day (including filing of corporate documents) on such date the next date upon which the Office of the Delaware Division of Corporations shall be open for a full business day (the “Deadline Date”) and (iii) the redemption of shares in connection with a vote seeking to amend such provisions of this Amended and Restated Certificate (a) to modify the substance or timing of the Corporation’s obligation to provide for the redemption of the Offering Shares in connection with an initial Business Combination or to redeem 100% of such shares if the Corporation has not consummated an initial Business Combination by the Deadline Date or (b) with respect to any other material provisions relating to stockholders’ rights or pre-initial Business Combination activity (as described in Section 9.7). Holders of shares of Common Stock included as part of the units sold in the Offering (the “Offering Shares”) (whether such Offering Shares were purchased in the Offering or in the secondary market following the Offering and whether or not such holders are either MedTech Acquisition Sponsor LLC (the “Sponsor”) or officers or directors of the Corporation, or affiliates of any of the foregoing) are referred to herein as “Public Stockholders.”

7.	The text of Section 9.2(a) of Article IX is hereby amended and restated to read in full as follows:

(a) Prior to the consummation of the initial Business Combination, the Corporation shall provide all holders of Offering Shares with the opportunity to have their Offering Shares redeemed upon the consummation of the initial Business Combination (irrespective of whether they voted in favor or against the Business Combination) pursuant to, and subject to the limitations of, Sections 9.2(b) and 9.2(c) hereof (such rights of such holders to have their Offering Shares redeemed pursuant to such Sections, the “Redemption Rights”) for cash equal to the applicable redemption price per share determined in accordance with Section 9.2(b) hereof (the “Redemption Price”). Notwithstanding anything to the contrary contained in this Amended and Restated Certificate, there shall be no Redemption Rights or liquidating distributions with respect to any warrant issued pursuant to the Offering.

8.	The text of Section 9.2(e) of Article IX is hereby amended and restated to read in full as follows:

If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on an initial Business Combination, the Corporation shall consummate the proposed initial Business Combination only if such initial Business Combination is approved by the affirmative vote of the holders of a majority of the shares of the Common Stock that are voted at a stockholder meeting held to consider such initial Business Combination.

9.	The following text of Section 9.2 (f) of Article IX is hereby deleted in its entirety:

If the Corporation conducts a tender offer pursuant to Section 9.2(b), the Corporation shall consummate the proposed initial Business Combination only if the Redemption Limitation is not exceeded.

10.	The text of Section 9.4 of Article IX is hereby amended and restated to read in full as follows:

Share Issuances. Prior to the consummation of the Corporation’s initial Business Combination, the Corporation shall not issue any additional shares of capital stock of the Corporation that would entitle the holders thereof to receive funds from the Trust Account or vote on any initial Business Combination, on any pre-Business Combination activity or on any amendment to this Article IX, provided that the issuance of any shares of Class A common stock upon conversion of shares of Class B common stock shall not be subject to the foregoing limitation.

11.	The text of Section 9.7 of Article IX is hereby amended and restated to read in full as follows:

Additional Redemption Rights. If, in accordance with Section 9.1(a), any amendment is made to Section 9.2(d) (i) to modify the substance or timing of the Corporation’s obligation to provide for the redemption of the Offering Shares in connection with an initial Business Combination or to redeem 100% of such shares if the Corporation has not consummated an initial Business Combination by the Deadline Date or (ii) with respect to any other material provisions relating to stockholders’ rights or pre-initial Business Combination activity, the Public Stockholders shall be provided with the opportunity to redeem their Offering Shares upon the approval of any such amendment, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Corporation to pay its taxes, divided by the number of then outstanding Offering Shares.

IN WITNESS WHEREOF, MedTech Acquisition Corporation has caused this Amendment to the Amended and Restated Certificate to be duly executed in its name and on its behalf by an authorized officer as of this __ day of ______, 2023.

MEDTECH ACQUISITION CORPORATION

By:
Name:	Christopher C. Dewey
Title:	Chief Executive Officer